Exhibit 10.11

 Commercial Service Agreement

Simplewire Terms and Conditions

This commercial service Agreement (the “Agreement”) is a legal and binding Agreement between Company Name , a [State, C/S/LLC] corporation (“Customer”) and Simplewire, Inc., a Michigan, U.S.A. corporation (“Simplewire”). This Agreement shall become effective as of 03-07 2006 (the “Effective Date.”)

Background

Simplewire is a wireless messaging services company. Simplewire enables customers to send Content and services directly to mobile subscribers over telecommunications networks using various messaging technologies.

Customer provides Content and services designed for delivery to and receipt from subscribers’ wireless devices via short message service, WAP push, and/or other mutually agreed upon messaging technologies.

The parties desire to permit Customer to connect to Simplewire’s Network to deliver messages to the aggregated Simplewire wireless carriers.

This Commercial Service Agreement consists of the following:
•	This Signature Page
•	Terms and Conditions
•	Access and Messaging Signup Form
•	Short Code Messaging Signup Form
•	Short Code Program Form

By signing below, Customer represents and warrants that the information Customer provides below and on each of the attached forms is accurate, and that Customer has read and understood, and will act in accordance with, all of the terms set forth in the attached documents.

Simplewire, Inc. 27777 Franklin Rd, Suite 1545 Southfield, MI 48034 United States		Company Name With its main office at: 134 Jackson St BOX 2399 Davidson. NC, ____________________.
By:		By:
Name:	(Signature) Richard A. Saunders	Name:	(Signature) Tony Philipp
Title:	(Printed) Account Executive	Title:	(Printed) CEO
Date:	(Printed)	Date:	(Printed)
	(Printed)		(Printed)

Terms and Conditions

1	DEFINITIONS

1.1
“User(s)” shall mean the subscriber on a wireless telecommunications network that sends or receives SMS messages via a wireless Device. The User is the consumer of the messaging services provided by Simplewire and the Customer.

1.2
“Carrier(s)” shall mean Simplewire’s pre-approved paging and mobile networks, and other networks which may subsequently be approved; the number of said Carriers shall be at Simplewire’s discretion. A list of the current pre-approved Carriers providing the Services can be found at the URL: http://network.simplewire.com/. Carriers for specific programs such as Premium SMS may be defined separately in the Simplewire Short Code Program Form.

1.3
“Services” shall mean Simplewire’s Wireless Messaging services used by Customer including SMS mobile originated and mobile terminated messaging for text and binary, message routing, short code provisioning, long code provisioning, premium billing, preview messaging lookups, handset data subscriptions, and other such services Simplewire may offer.

1.4
“Software” shall mean the object code version of Simplewire’s client Software Development Kit ("SDK"), HTML code, application programming interfaces (APIs), related documentation and other client software or code which Simplewire provides to Customer, including updates, to enable Simplewire to provide the Services to Customer. Unless otherwise specified, Software shall not include any source code. The Software is proprietary to Simplewire and is licensed to Customer under a separate SDK License Agreement at the time of download.

1.5
“Transaction(s)” shall mean information related to the origination or termination of a Wireless Message request by Customer and transmission and routing of same to the appropriate Carrier with requests for further delivery.

1.6
“Wireless Message(s) (Messaging)” shall mean the transmissions of Customer’s instructions, and as converted and routed by Simplewire and delivered to the gateway of the Carrier, together with a request that the Carrier deliver said messages to the wireless Devices designated by Customer.

1.7
“SMS (Short Message Service)” shall mean a short message service text or binary message consisting of 160 characters of text or 140 bytes of binary data, or other length of text or binary data per the Carrier’s network’s support for such length of data.

1.8
“Short Code” means the unique 5-digit code Customer is assigned by CSCA and the Common Short Code Authority (CSCA), or a 4-digit or 3-digit code Customer is assigned by a specific carrier, that enables the Simplewire Network to identify that Customer is the intended recipient of a Message and is used to route the Message to the Customer.

1.9	“Content” means data, text, audio, music, ringtones, graphics, photographs, artwork and other materials in digital electronic form.

1.10	“Device(s)” shall mean any hardware capable of receiving or sending Wireless Messages to or from a Carrier.

1.11	“SMSC” shall mean a short messaging service center server operated by a Carrier that manages the distribution of Messages to/from Simplewire, to/from Users and/or Devices.

1.12	“SMPP Connection” shall mean a direct connection to an SMSC using the short message peer-to-peer protocol.

1.13
“Simplewire Network” shall mean Simplewire’s telecommunications network, including without limitation Simplewire’s SMSC, the Simplewire Carriers, Simplewire’s routing system, and the technical connectivity used to send/receive Wireless Messages.

1.14	“Wireless Number Portability” shall mean the ability for a User to keep a mobile number originally owned by one Carrier to a new Carrier.

1.15
“Premium SMS” shall mean the charging of Users for a specific use of SMS messaging with the use of Short Codes for a per event charge in addition to their already prescribed monthly service plan or standard rate message fee.

1.16
“Standard Rate SMS” shall mean the transmission of an SMS message without a Premium SMS fee applied that is charged to the Customer by Simplewire and where the user may still be charged a fee by the carrier for the termination or origination of the SMS message.

1.17
“Mobile Originated (MO)” shall mean the origination of an SMS by a User on their Device that is sent into the Carrier’s SMSC and subsequently transmitted to Simplewire’s SMSC for delivery to the Customer.

1.18	“Mobile Terminated (MT)” shall mean an SMS that is sent by the Customer to Simplewire’s SMSC and subsequently transmitted to the Carrier’s SMSC for delivery to the User.

1.19	“Customer Service” shall mean the application, service, Content, or information that the Customer is making available to the User via wireless Messaging.

2	CUSTOMER OBLIGATIONS

2.1	Connectivity and Application
Customer shall solely establish and maintain the appropriate and necessary TCP/IP connection between the Customer and Simplewire’s Network, including, without limitation, transmitting Customer’s registration information and Transaction data to Simplewire’s servers via the Internet and ensuring that the data transmitted in conjunction with the Services, and for enrollment for the Services, is accurate, complete, and in the form as requested by Simplewire, and is not corrupted due to Customer’s systems. Customer will only connect to the IPs and ports provided by Simplewire. Customer shall develop, host, run, and maintain the Customer Service application that will handle the business-logic of the Wireless Messaging service described in this Agreement and such application shall implement at all times the required policies of the Wireless Messaging service (as defined in section 2.9).

2.2	Content
Customer acknowledges that all Content, data, text, messages and other material contained in a Transaction (the “Content”) are the sole responsibility of the Customer. In addition to the technical accuracy referred to in 2.1 above, the Customer is also solely responsible for the integrity and quality of the Content. The Customer acknowledges that any financial information that it may receive pursuant to any Transaction may or may not be a reliable basis for making, or refraining from making, investment decisions. Further, Customer shall maintain commercially reasonable business practices in conjunction with the Services, the Transactions, the Carriers, and generally complying with all applicable laws and regulations with respect to its use of the Services and with respect to the Transactions. Specifically, Customer agrees not to use the Service to transmit any Content which is tortious, defamatory, obscene, libelous, harmful to minors, “spam”, material containing software viruses or otherwise designed to disrupt the functionality of any computer software or hardware or telecommunications equipment, in violation of any regulation of the U.S. Securities and Exchange Commission or any stock exchange, infringing of another’s rights in intellectual property, or is invasive of another’s right to privacy.

2.3	Liability of Content
Under no circumstances will Simplewire or any of the Indemnified Parties (as defined in section

12) be responsible for any loss, damage or liability arising out of the Content of any Transaction, including any mistakes contained in the Content or the use or transmission of the Content.

2.4	Integrity of Content
Customer shall maintain the integrity of the Content per the policies and guidelines of Simplewire and the Carriers (as outlined in section 2.9) and as defined by the Short Code Program Form. Customer acknowledges that Simplewire is obligated by the Carriers to monitor the integrity of Content by Simplewire’s Customers and that if such Customer breaches the integrity of the Content that Simplewire’s Carrier relationships may be irreparably harmed. Simplewire is obligated by the Carriers to take any and all action necessary to maintain the integrity of Content, including without limitation the termination of this Agreement (as outlined in section 14).

2.5	Transmission
Customer acknowledges that use of the Service may involve transmissions involving companies other than Simplewire and the Content may not be private in certain circumstances and may be changed by those other companies to conform and adapt to their requirements and Devices. Simplewire assumes no responsibility for timeliness, deletions, mis-delivery or failure to store any Content or Transaction.

2.6	License of Content
Customer grants to Simplewire all licenses to the Content necessary to perform the Transactions.

2.7	Use of Software
Customer agrees that its use of the Software, and other materials and information provided by Simplewire to Customer, shall be limited to Customer’s use of the Services and be in conjunction with the Transactions and governed by this Agreement.

2.8	Short Code Program Form
Customer shall supply Simplewire with an accurate Short Code Program Form for all Short Code programs and non-Short Code programs as defined in the Short Code Program Form documentation. Customer shall adhere to the Short Code Program Form throughout the length of this Agreement. If Customer changes the nature and structure of their Wireless Messaging program, Customer is obligated to supply Simplewire with an updated form. Customer acknowledges that Simplewire may modify the Short Code Program Form to more accurately describe the Customer’s program.

2.9	Program Policies
Customer shall adhere to all policies from Simplewire and the Carrier’s regarding the Content, User interaction, and Transmission of Messages as described below.

2.9.1
Customer will ensure that all such Content and materials do not and will not contain any material that: (a) is unlawful, obscene, or defamatory or violates any intellectual property Rights or any other rights of any third party; (b) facilitates any illegal activity; (c) contains any sexually explicit Content or images; (d) is false, misleading, or likely to mislead or deceive (including, without limitation, information relating to the source or the author of the message); or (e) promotes violence, discrimination, or illegal activities.

2.9.2	Customer may only send Messages from the Short Codes obtained by Customer from CSCA and provided by Customer to Simplewire.
2.9.3
Customer will not send any Messages to a User unless (i) Customer has obtained such User’s “opt-in” consent to receive such Message or the (ii) recipient of the Message is an employee of Customer (a) using a device owned or paid for by Customer or (b) using a personal device and the employee has given Customer permission to communicate with employee via the device.

2.9.4
Customer must provide Users with a simple mechanism for opting out of receiving Messages from Customer, including information on how to “opt-out” of receiving Messages from Customer in the first Message sent to a User.

2.9.5
At a minimum, Customer must provide Users with the ability to opt-out of receiving Messages from Customer: (i) by sending a Message to Customer with “unsubscribe” in the text; (ii) via the same mechanism as the User registers for the Customer Service or opts-in to receiving Messages from Customer. Customer must include a prominent description of the opt-out mechanism at the same location and time as Customer provides the User an opportunity to opt-in. Customer will not send any Messages to any User that has indicated that they intend to opt-out of receiving Messages.

2.9.6	Customer will not send any Messages to a User unless such messages are directly related to the Customer Service as described in this Agreement including but not limited to the Short Code Program Form.
2.9.7
Customer agrees that, throughout the Term, the Messages, Content and/or Services delivered to a User on a specific Carrier network via the Simplewire Network will not include advertising or promotion of a Carrier’s competitor. Customer agrees that, throughout the Term, any Customer Service related web site pages (HTML, WAP, etc.) that are targeted directly at a Carrier’s User will not include advertising or promotion of a Carrier’s competitor. If Customer has any questions about whether a particular third party is a Carrier’s competitor, Customer will contact Simplewire and Simplewire will escalate the issue to the specific Carrier in question and such Carrier will, in its sole discretion, determine whether the third party is a competitor of the Carrier.

2.9.8
Customer agrees to prominently provide contact information (at a minimum an email address) for Customer’s User service (i) at the same time and location (i.e., on the same web page or in the same Message) as Users register for the Customer Service or otherwise opt-in to receiving Messages from Customer and (ii) at a location easily accessible to a User to allow the User to access the contact information after the User has registered for the Customer Service or opted in to receiving Messages from Customer.

2.9.9
Customer agrees to include a prominent notice that “other charges may apply” (or other language that clearly informs Users that other charges may apply such as standard SMS Message rates from the specific Carrier User maintains service with) at the same time and location (i.e., on the same web page or in the same Message) as Users register for the Customer Service or otherwise opt-in to receiving Messages from Customer.

2.9.10
If Simplewire or Carrier personnel receive questions or complaints from Users regarding the Customer Services, or if Simplewire or the Carriers experience any technical problems with the Customer Services such that Users are negatively affected, Customer will cooperate in good faith with Simplewire and use best efforts to resolve any problems raised by Simplewire, the Carriers, or the Users.

2.10	Policy Infringement
If Customer or Customer’s Users infringe upon the Program Policies (as defined in section 2.9) Customer shall be immediately obligated to correct such an infringement. If Customer is purposely infringing upon the Program Polices then Simplewire and/or the Carriers reserve the right to immediately cutoff all message activity and de-provision Short Codes. If Customer’s Users are infringing upon the Program Policies, then Customer is obligated to make all efforts possible to correct such infringements including, but not limited to, blocking the User from Customer’s Service. If Customer is not able to correct User infringements, then Customer is in breach of this Agreement and Simplewire may terminate this Agreement (as outlined in section 14).

2.11	Permitted Messages
Customer is allowed to send text, binary, WAP Push, Java Midlet-Push, Brew-Directed (as defined in below), MMS alerts, Smart-Messaging, EMS, OTA Configuration, concatenated, alpha originator, source address overrides, and other types of messages as described in the Simplewire Access and Messaging Signup Form and the Simplewire Short Code Signup Form. Customer acknowledges that all such message types are not supported on all Simplewire Carriers. Customer also acknowledges that Simplewire has differing pricing and approval policies regarding certain types of messages on specific Carrier’s networks.

2.11.1
Brew-Directed SMS
Customer is allowed to send Brew-Directed SMS on the Simplewire Network for development and production purposes. Customer acknowledges that some Carriers, including but not limited to Verizon (U.S.), have specific policies regarding Brew-Directed SMS and Simplewire requires additional addendums to this Agreement to support Brew-Directed SMS connectivity for production applications.

2.12	Security and Integrity of Messages
Customer agrees to maintain an appropriate level of security and integrity for the Simplewire Network and Customer’s Users in connection with the Customer Services, including but not limited to, implementing procedures to prevent third parties who use the Customer Services from sending or transmitting to Users (i) unsolicited data or messages, (ii) viruses, or (iii) a volume of Messages that unreasonably burdens the Simplewire Network. Customer will immediately notify Simplewire if it knows or has reason to know that any such unsolicited data, messages, or viruses are being sent to Users by virtue of such Users’ use of the Customer Services and agrees to use best efforts to prevent and/or block any such unsolicited data, Messages or viruses from being sent to Users. Customer agrees to notify Simplewire immediately if it knows or has reason to know that Users are being sent an unusual or abnormal flow, number or type of Messages in connection with the Customer Services and will cooperate with Simplewire to prevent continuing transmission of such data or Messages to Users.

2.13	Security of Account
Customer agrees to maintain all security regarding their account ID, password, and connectivity with the Simplewire Network. Customer is responsible for all messages transmitted to the Simplewire Network. If Customer’s account ID or password are stolen, or otherwise compromised, and used for malicious purposes, Customer is responsible for all Messages transmitted using the stolen account information. Customer is obligated to immediately contact Simplewire to have such account ID or passwords changed to prevent continued malicious use of the Customer account.

2.14	Support Services for Users
Customer is obligated to provide Support Services to Users utilizing the Customer Service. Customer must provide one or more of the following: an email address, a web site URL, or a phone number for contacting the Customer. Such services shall be made available during reasonable business hours and follow-up shall occur in a timely manner. Simplewire or Carriers may refer Users to the Customer Support Services from time to time.

2.15	Blacklists
If Simplewire provides Customer with a list of mobile numbers that are “blacklisted,” Customer will not send any Message to any mobile number on the blacklist. If Customer receives any Messages from any mobile number on the blacklist, Customer will send a response Message with text to be provided by Simplewire. In some cases, Simplewire may implement “blacklist” removal automatically and Customer will not need to implement such policies depending on whether the “blacklist” mobile number is specific to the Customer’s Service or globally to all Message Services.

2.16	Throttle Rates
Customer will throttle Messages so as not to exceed twenty (20) Messages per second rate, or the rate defined in the Simplewire Access and Messaging Signup Form, or as otherwise negotiated between Simplewire and Customer.

2.17	Concurrency
Customer will not bind into the Simplewire Network more than twice, or as otherwise defined in the Simplewire Access and Messaging Signup Form, or as otherwise negotiated between Simplewire and Customer.

2.18	Forecasts
Customer shall provide to Simplewire upon execution of this Agreement, an estimate ("Forecast") of its Message traffic. This Forecast will be for at least three (3) months, and thereafter a three (3) month Forecast shall be provided at the start of each calendar quarter (January 1st, April 1st, July 1st, October 1st.) These Forecasts shall include estimated number of total SMS Messages with a summary of expected Mobile Originated and Mobile Terminated Messages.

3	SIMPLEWIRE OBLIGATIONS

3.1	Grant of Access
Services subject to the terms in this Agreement, Simplewire agrees to (i) provide to Customer the Services requested and used by Customer related to the transmission of Transaction information to Carriers with whom Simplewire has established a relationship, and (ii) provide Customer with access to standardized reports regarding Customer’s Transactions processed using the Services. Simplewire hereby grants to Customer the right to access and use the Services in accordance with the Agreement.

3.2	Method of Access
Simplewire shall provide to Customer the following methods of access to the Simplewire Network; via Software Development Kits (SDK), via the HTTP Protocol using a web service request/response method, and/or via the Short Message Peer to Peer (SMPP) protocol. The use of specific protocols is subject to the Access Platform agreed upon in the Simplewire Access and Messaging Signup Form, or otherwise as negotiated between Simplewire and Customer. Simplewire may make other Methods of Access available in the future and such methods may be made available to Customer with or without addendums to this Agreement at Simplewire’s discretion.

3.3	Delivery of Mobile Originated Messages
Simplewire shall provide to Customer the following methods of delivery of Mobile Originated Messages; via the HTTP Protocol as a POST method using XML and via the SMPP protocol. The use of specific protocols is subject to the Access Platform agreed upon in the Simplewire Access and Messaging Signup Form, or otherwise as negotiated between Simplewire and Customer. Simplewire will make all efforts to guarantee the delivery of mobile originated messages and as such will retry HTTP Posts for up to 24 hours into Customer’s Application until the Simplewire Network receives an acknowledgement from the Customer’s Application that the Message has been received. If Customer is utilizing the SMPP protocol, Simplewire will only deliver a mobile originated message when Customer is bound into the Simplewire Network. If Customer is bound in over multiple concurrent SMPP connections, Simplewire will randomly pick a bind to send the MO across to the Customer’s Application.

3.4	Changes to Services
Simplewire may modify the Services from time to time, in Simplewire's reasonable discretion, and upon reasonable electronic or written notice to Customer, provided that such modifications shall not materially diminish the functionality of the Services. Customer agrees to incorporate these modifications into the Software, connectivity, or Application.

3.5	Secure Transactions
Simplewire has implemented and will maintain reasonable security systems for the transmission of Customer’s Transactions, namely "firewall" technologies that are understood in the industry to provide reasonable security for the transmission of such information over the Internet. Simplewire does not guarantee the security of the Services or Transaction data. Simplewire will not be responsible in the event of any infiltration of its security systems, provided that

Simplewire has used commercially reasonable efforts to prevent any such infiltration. Customer further acknowledges and agrees that Simplewire is not responsible for the security of Transaction data or information or any other information stored on Customer’s servers or any other party’s servers (other than subcontractors of Simplewire and then only to the extent that Simplewire is liable for its own actions hereunder).

3.6	Privacy of Data
Customer acknowledges and agrees that in the course of providing the Services, Simplewire will capture certain Transaction and user information (collectively, the "Data"). Simplewire shall not disclose Data to third parties or use the Data, except that Simplewire shall have the rights (i) to use the Data as necessary to perform the Services and Transactions contemplated in this Agreement (including distributing the Data to third parties providing services requested by Customer); (ii) to maintain the Data as long as necessary or as required by law and use internally for record keeping, internal reporting, and support purposes; (iii) to provide the Data as required by law or court order, or to defend Simplewire’s rights in a legal dispute or as it may be legally compelled by a third party; and (iv) use the Data in aggregate form, without identifying the Customer, to promote Simplewire’s ongoing business and do internal analysis of Simplewire’s business.

3.7	Technical Support for Services
Simplewire shall provide Customer with Simplewire’s then-current technical support for the applicable Services including 24x7x365 support services, and as specified at http://www.simplewire.com/support/. Specific technical support features are outlined in the attached Simplewire Access and Messaging Signup Form.

3.8	Service Availability
Simplewire shall provide a Service Level Agreement (SLA) to Customer as outlined in the Exhibit A: Service Level Agreement.

3.9	Delivery Receipts
Simplewire shall provide Customer with Delivery Receipts for all messages on the Simplewire Network where Delivery Receipts are available. Delivery Receipts will indicate that a Device successfully acknowledged receipt of the Message. Simplewire may charge an additional fee for Delivery Receipts on specific Carrier networks. Where Delivery Receipts are not available, Simplewire will make available Transfer Receipts indicating that Messages were successfully delivered to the Carrier’s SMSC.

4	SHORT CODE PROGRAMS

4.1	Provisioning Timeframe
Simplewire requires at least thirty (30) days to provision a Short Code Program for Customer. Simplewire will make all efforts to expedite provisioning of Short Code Programs. Customer must make all efforts to expeditiously register Short Codes with the CSCA to maintain the Provisioning Timeframe. Customer acknowledges that Simplewire’s Provisioning Timeframe may be delayed if Customer does not make initial payments to the CSCA in a timely manner and thus causes delays in the provisioning of a Short Code by the CSCA. Customer also acknowledges that Simplewire may need to obtain additional Program documentation from Customer and any delays from Customer may affect the timeframe. The Provisioning Timeframe is also dependant upon the responsiveness of the Carriers and Simplewire cannot be held liable for delays from specific Carriers due to the Carrier’s unresponsiveness.

4.2	CSCA Registration
Customer is required to register all cross-carrier 5-digit Short Codes with the Common Short Code Authority (CSCA) run by CTIA and Neustar. Simplewire will make all efforts to assist Customer in the registration of the Short Code and is authorized under this Agreement to provision the Customer account with the CSCA under the Customer’s name, such that the CSCA will bill the Customer directly. Customer will retain a direct billing arrangement with the CSCA, unless otherwise negotiated between Simplewire and Customer. Customer must maintain an up-to-date account with the CSCA for the specific Short Codes that are part of this Agreement for the length of the Agreement. If Customer allows a Short Code registration to lapse with the CSCA during the term of this Agreement, Customer will be in breach of this Agreement.

4.3	Ownership of Short Code
Customer will retain ownership of the lease of all Short Codes under this Agreement. Simplewire maintains no ownership over any Customer Short Codes and Customer retains the right to transfer Short Codes off of the Simplewire Network upon termination or amendment of this Agreement.

4.4	Short Code Approval; Refund
Simplewire must obtain approval from Carriers to activate a specific Program. Simplewire must receive all setup fees (as defined in section 7.1) prior to commencement of the approval process by Simplewire. In the case of Programs that are not approved by some or all Carriers, Customer has the option to cancel such Program(s) within 30 days of the Effective Date of this Agreement. Customer will receive a refund of the entire setup fee or a portion of the setup fee depending on whether Simplewire has incurred setup fees from specific Carriers. Customer acknowledges that Simplewire will determine whether a setup fee has already been incurred by a Carrier or Carriers. Monthly fees may also be incurred within the 30-day refund timeframe and all or a prorated portion of such fees may be charged by Simplewire if Customer chooses to cancel a Program.

4.5	Monthly Fee Commencement
Due to the nature of the Short Code approval process, Simplewire will begin charging the Short Code portion of the monthly fee (as defined in the Short Code Signup Form) upon the first activation of a Short Code on any Carrier network.

4.6	Program Review for Launch
Customer acknowledges that Simplewire must review all Programs prior to a production launch. Simplewire will not activate any Premium Fee Events (as defined in section 5.1) until Simplewire has fully reviewed and approved a Customer Program. Simplewire is obligated by all Carriers to perform such program reviews. Simplewire will ensure that all Customer Programs adhere to the Program Form as provided by the Customer. If Programs differ from the Program Form, Simplewire will require Customer to update the Program Form to reflect such differences. Customer acknowledges that Simplewire may need additional approval from Carriers to reflect such modifications.

4.7	Approvals Subject to Change
Customer acknowledges that Program approvals by Carriers are subject to change. Simplewire cannot control approval changes by Carriers. If an approval of a specific Program changes or is removed, Simplewire will notify customer in writing and Customer will be obligated to institute such changes into their Program, including if necessary the deactivation of a Program.

4.8	Program Modifications
Customer may modify Programs at any time including adding services, removing services, or modifying existing services. Program modifications must continue to adhere to all Program Policies and Content guidelines (as defined in section 2.9). Simplewire may charge additional fees for Program modifications.

5	PREMIUM SMS

5.1	Premium Fee Event
Simplewire will trigger a Premium Fee charge on an MO or MT message “Premium Fee Event”. Customer must choose either method as defined in the Short Code Signup Form. If the MT method is selected, Customer must instruct Simplewire’s Network to trigger the Premium Fee Event. If the MO Method is selected, Customer must provide keywords for Simplewire to trigger the Premium Fee Event. If keywords are spelled incorrectly, the Premium fee shall not be triggered. It is the Customer’s responsibility to ensure keywords are correctly spelled.

5.2	Multiple Price Tiers
Simplewire supports multiple price tiers on a single short code. Customer acknowledges that Multiple Price Tiers may not be available on all Carriers and that additional fees may apply for the provisioning and continuation of Multiple Price Tiers. Multiple Price Tiers may require the activation of Carrier-specific short codes and Simplewire may modify Premium SMS messages with such Carrier-specific short codes to implement Multiple Pricing Tiers. Carrier-specific short codes may be shared across Simplewire Customers as Simplewire may determine from time-to-time.

5.3	Price Tier Modifications
Customer has the right to change pricing tiers for Premium SMS programs at any time on a month-to-month basis. An updated Program Form must be submitted to Simplewire prior to any pricing tier modifications and is subject to approval by Carriers. Additional fees may apply for such modifications.

5.4	Charge Backs
Customer acknowledges that charge backs may occur on Premium SMS messages and such charge backs will be removed from the Premium Payout (as defined in section 8). Charge backs may occur if a User successfully contests with the User’s Carrier that the service was not received by the User for the Premium fee such as delivery of a ringtone. Charge backs may also occur if User does not have sufficient funds available in a pre-paid wireless plan. Charge backs may occur up to 120 days or more after the Premium transaction has been completed. The Customer cannot dispute charge backs. Simplewire and the Carriers will make all attempts to avoid any charge back activity, including escalating the User to the Customer’s Support Services for resolution of issues prior to a charge back occurring. Simplewire will automatically remove charge backs from the Customer’s Payout.

5.5	Refunds to Users
In most cases, the ability to refund a User is not available. Customer may choose to manually notify Simplewire of a specific refund or set of refunds on a monthly basis and Simplewire will propagate such refund notices to the relevant Carrier. Carrier may not have a method in place of performing such refund(s).

5.6	User Premium Limits
A User may be limited by the Carrier for the total aggregate Premium charges in a single calendar month. This total is calculated by adding all Premium charges used across any premium program available by a Carrier (not just Simplewire programs). Customer acknowledges that in most cases Simplewire is unable to block Premium SMS Messages to Users who have exceeded their premium limit. Customer agrees that Premium SMS payout, in this case, will not be available.

5.7	Concatenated Messages
Customer may not send any concatenated messages in connection with a Premium SMS Short Code except as follows: Customer may send concatenated messages as Standard Rate Messages; provided that each Message in the series shall be considered a separate Standard Rate Message for which Customer shall pay a separate Message fee.

6	PREVIEW MESSAGING SYSTEM

6.1	Usage Policies
Customer agrees that any data retrieved from the Preview Messaging System may be used for pricing, marketing information, reporting, Content formatting, or routing of Messages, provided that: (a) Messages have or will be eventually transmitted through the Simplewire Network; (b) Messages are not eventually transmitted through a non-Simplewire route including email gateways; or (c) Messages will never be transmitted in the future. Customer is not allowed to resell data retrieved from Preview Messaging System to third party. Customer agrees data is for internal business-use only. Simplewire may immediately suspend or terminate use of the

Preview Messaging System and/or this Agreement, without notice, if Customer breaches this usage policy.

6.2	Lookup Fees
Customer will not be charged an additional fee for “Automatic” Preview Lookups performed by the Simplewire Message Server, which is a Preview Lookup required to properly route an MT SMS. The fee for Automatic Preview Lookups is included in the standard MT/MO rate structure. Customer will be charged an additional fee for each “Offline” Preview Lookup, which is a Preview Lookup query initiated by the customer for a specific wireless telephone number. Offline Preview Lookup fees are outlined in the Simplewire U.S. Short Code Messaging Signup Form.

6.3	Accuracy of Data
Simplewire makes no warranty of any kind, express, or implied or statutory, regarding the accuracy of data returned from the Preview Messaging System. Simplewire shall use commercially reasonable efforts to maintain accurate data and shall use reasonable efforts to correct or replace inaccurate data.

7	FEES AND PAYMENT TERMS

7.1	Payment Terms
Customer agrees to pay Simplewire all initial setup and deposit fees within five (5) business days following the execution of this Agreement. Simplewire will invoice Customer on the first (1st) day of every calendar month. Unless expressly otherwise agreed, all payments must be received by Simplewire thirty (30) days from the invoice date. Customer agrees that any delay on the part of Simplewire in sending out any invoices will not relieve Customer of the obligation to pay the amounts reflected in such invoices by their specified due date. Each monthly invoice will reflect the fees payable for the preceding calendar month and the prepayment fees payable for the current calendar month. Fees owed are outlined in the Simplewire Access and Messaging Signup Form, Short Code Signup Form, or any other relevant Simplewire signup forms. Any amounts not paid by Customer when due under this Agreement will be subject to a finance charge equal to one and one half percent (1.5%) per month or the highest rate allowable by law, whichever is less, determined and compounded monthly from the date due until the date paid. Failure to pay invoices by their due date may result in suspension or termination of this Agreement as outlined in Section 14.

7.2	Proration
If the Effective Date of this Agreement does not fall on the first calendar day of the month, Simplewire will invoice Customer for a pro-rata portion of the recurring monthly fees owed by Customer for the first partial calendar month, in addition to any other fees that are owed for such months.

7.3	Deposits
Simplewire may require Customer to deposit a prepayment for specific Services the Customer subscribes to. Simplewire will maintain a running total of previously unpaid invoices and accrued fees for the current calendar month. Simplewire will notify Customer if the running total of fees accounts for at least eighty (80%) percent of the total deposit and if Customer risks an impending suspension of Services. If the running total of unpaid fees meets or exceeds one hundred (100%) percent of the deposit, Simplewire reserves the right to temporarily suspend Customer’s Services. Upon termination of this Agreement, Simplewire will reduce the remaining invoice amounts owed by the deposit amount. If the deposit amount is greater than the remaining invoice amounts, Customer is entitled to a refund of the remainder deposit within thirty (30) days, provided that: (a) if Customer subscribes to Premium SMS Services, Simplewire reserves the right to withhold the deposit refund for up to one-hundred and twenty (120) days to cover potential charge backs from the Carriers. Customer has the right to increase the amount of the deposit at any time. Customer has the right to decrease the amount of the deposit upon approval by Simplewire.

7.4	Payment Methods
Simplewire will accept several different methods of payment including check, money order, electronic funds transfer, wire transfer, or credit card. Simplewire reserves the right to change its payment methods at any time and will use its best efforts to notify Customer prior to the effective date of the change. Simplewire reserves the right to require payment by a specific method depending on which Services the Customer subscribes to. Credit cards will only be accepted for Customer’s subscribing to the Basic Access Platform. Credit cards cannot be used as a payment method for deposits.

7.5	Disputes
If there is any dispute associated with billing, Customer shall make payment in accordance with the billing invoice as submitted to Customer. Customer shall have the right to dispute any amount so invoiced and paid and must notify Simplewire in writing of its dispute within sixty (60) calendar days of the receipt of such invoice or the dispute shall be waived. A notification of disputed charges plus any Customer documentation supporting Customer's claim shall be sent to Simplewire in electronic form or at the postal address as set forth in this Agreement.

7.6	Prices Subject to Change
Simplewire reserves the right to change the prices for Services provided by Simplewire hereunder as necessary to account for considerations of Simplewire expenses, Carrier price changes, competition, and market conditions. Simplewire will use its best efforts to notify Customer at least thirty (30) days prior to the effective date of the price change.

7.7	Concatenated Messages
Customer may send concatenated messages; each Message in the series shall be considered a separate Standard Rate Message and charged accordingly.

7.8	Taxes
Sales, use, gross receipts or other taxes or surcharges (excluding taxes on Simplewire income) determined by Simplewire to be due to Federal, state or local taxing jurisdictions on the Services provided under this Agreement, and which are not already reflected in the fees for services, shall be separately itemized on the bills rendered to Customer and paid by Customer. Should any Federal, state or local jurisdiction determine that additional sales, use, gross receipts or other taxes or surcharges (and interest, penalty and/or surcharges thereon) are due on the provision of the services provided under this Agreement, Simplewire shall so advise Customer and Customer shall be liable for any such tax, interest, penalty and surcharge. However, if the Customer disagrees with the assessment of any such additional tax, penalty, surcharge and interest, the Customer shall, at its option and expense (including payment of any such assessment prior to final resolution of the issue), have the right to protest the assessment and participate in any legal challenge to such assessment, but shall be liable for any tax, penalty, surcharge and interest ultimately determined to be due. Simplewire shall, when requested by Customer and at Customer's expense, cooperate with Customer in any such protest or legal challenge.

8	PAYOUT TERMS FOR PREMIUM SMS

8.1	Payout Terms
The Total Payout to a Customer for a Premium SMS program is calculated by multiplying the number of successful Premium SMS transactions sent by Customer times the payout amount per Premium SMS message as defined in the Simplewire Short Code Signup Form. The Net Payout to the Customer will be calculated by taking the Total Payout minus any monthly, setup, deposit, or other fees due to Simplewire for the current payment period.

8.2	Payout Period
Payout Periods are a calendar month. Net Payouts from Simplewire to Customer occur on the first (1st) day of every month. Payouts for a Payout Period will occur sixty (60) days after the close of the period. Customer acknowledges that some or all of the Net Payout may be delayed beyond the sixty (60) day period if a Carrier has delayed their payment to Simplewire.

Sales Rep: RAS

8.3	Minimum Payout
If the Net Payout is less than $200.00 USD in a single Payout Period, the payout will be carried over to the following month’s payout. A Payout will only occur once the Net Payout is greater than $200.00 USD.

8.4	Single Payment
Where Customer is acting as a Content aggregator there shall be a single payment of Premium SMS payout and it shall remain the responsibility of the Customer to ensure that any such payment is divided between third party Content providers.

8.5	Method of Payout
Customer agrees to choose the payout method as outlined in the Short Code Messaging Signup Form. Payouts can be sent as a check via postal mail or as an electronic funds transfer (“EFT”). A separate bank approval form must be signed to complete EFT validation. Simplewire will send payout using method chosen in the Short Code Messaging Signup Form.

8.6	User Non-Payment
Customer hereby acknowledges and agrees that Premium SMS Message revenue is not payable where a Carrier was unable to collect charges from the User.

9	CONFIDENTIALITY; FEEDBACK

9.1	Confidentiality
Each party (the "Receiving Party") undertakes to retain in confidence the terms of this Agreement and all other non-public information, technology, materials and know-how of the other party disclosed or acquired by the Receiving Party pursuant to or in connection with this Agreement which is either designated as proprietary and/or confidential or, by the nature of the circumstances surrounding disclosure, ought in good faith to be treated as proprietary and/or confidential ("Confidential Information"); provided that each party may disclose the terms and conditions of this Agreement to its immediate legal and financial consultants in the ordinary course of its business. Neither party shall use any Confidential Information with respect to which it is the Receiving Party for any purpose other than to carry out the activities contemplated by this Agreement. Each party agrees to use commercially reasonable efforts to protect Confidential Information of the other party, and in any event, to take precautions at least as great as those taken to protect its own confidential information of a similar nature. Each party shall also notify the other promptly in writing in the event such party learns of any unauthorized use or disclosure of any Confidential Information that it has received from the other party, and will cooperate in good faith to remedy such occurrence to the extent reasonably possible. The restrictions set forth in this paragraph shall not apply to any information that: (i) was known by the Receiving Party without obligation of confidentiality prior to disclosure thereof by the other party; (ii) was in or entered the public domain through no fault of the Receiving Party; (iii) is disclosed to the Receiving Party by a third party legally entitled to make such disclosure without violation of any obligation of confidentiality; (iv) is required to be disclosed by applicable laws or regulations (but in such event, only to the extent required to be disclosed); or (v) is independently developed by the Receiving Party without reference to any Confidential Information of the other party. Upon request of the other party, each party shall return to the other all materials, in any medium, which contain or reveal all or any part of any Confidential Information of the other party. Each party acknowledges that breach of this by such party would result in irreparable harm to the other party, for which money damages would be an insufficient remedy, and therefore that the other party shall be entitled to seek injunctive relief to enforce the provisions of this Section 9.1.

9.2	Feedback
Company agrees that if it provides Simplewire any suggestions, comments, or other feedback about Confidential Information of Simplewire (“Feedback”) such Feedback is given voluntarily. Company also agrees that even if Company designates such Feedback as confidential, unless the parties enter into a separate subsequent written Agreement, the Feedback shall not be confidential and Simplewire shall be free to use, disclose, reproduce, license, or otherwise distribute the Feedback in its sole discretion without any obligations or restrictions of any kind, including without limitation, intellectual property rights. Company agrees not to provide Simplewire with any Feedback that is subject to license terms that seek to require any Simplewire product, technology, service or documentation incorporating or derived from such Feedback, or any Simplewire intellectual property, to be licensed or otherwise shared with any third party.

10	PUBLICITY

10.1	Publicity
Both Customer and Simplewire shall have the right to mention the existence of this Agreement, the identity of either party, Services, or Customer Services, after the Effective Date and while the Agreement remains in force, in their marketing materials, public announcements, or as a reference for future customers. This right is given on the condition(s) that: (a) any such marketing materials accurately reflect the nature of the business relationship created by this Agreement; or (b) any such marketing materials do not disclose Confidential Information pursuant to the terms in Section 9.1.

11	WARRANTY; DISCLAIMER

11.1	Warranty; Disclaimer
Simplewire represents and warrants that the Services shall conform, in all material respects, to the applicable documentation provided by Simplewire to Customer. Customer’s sole remedy for Simplewire’s breach of this warranty shall be Simplewire’s reasonable efforts to repair or replace the Services. EXCEPT AS EXPRESSLY SET FORTH ABOVE AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, SIMPLEWIRE MAKES NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, REGARDING THE SERVICES, TRANSACTIONS AND/OR SOFTWARE, AND ALL SUCH WARRANTIES, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE AND NON-INFRINGEMENT ARE HEREBY EXPRESSLY DISCLAIMED BY SIMPLEWIRE. CUSTOMER ACKNOWLEDGES THAT SIMPLEWIRE HAS NOT REPRESENTED OR WARRANTED THAT THE SERVICES WILL BE UNINTERRUPTED, ERROR FREE OR WITHOUT DELAY OR WITHOUT COMPROMISE OF THE SECURITY SYSTEMS RELATED TO THE SERVICES. NO REPRESENTATIONS OR WARRANTIES OF ANY KIND ARE MADE BY SIMPLEWIRE WITH REGARDS TO ANY SERVICES PROVIDED BY ANY WIRELESS CARRIER.

12	INDEMNIFICATION

12.1	Indemnification
Customer will indemnify, defend and hold harmless Simplewire, its past, present, and future officers, directors, agents and employees, from and against any and all claims, losses, demands, liabilities, damages, costs and expenses (including reasonable attorneys’ fees), either arising out of or relating to (i) the breach of this Agreement by Customer, (ii) the sale or use of any product or Services sold by Customer or (iii) claims brought or damages suffered by any Carrier, Simplewire, Simplewire’s customers, or prospective customers of Customer relating to Customer’s or its agents’ misuse and/or abuse of the Services, except to the extent solely caused by Simplewire. Simplewire will indemnify, defend and hold harmless Customer, its past, present, and future officers, directors, agents and employees, from and against any damages (including reasonable attorney’s fees) arising out of (a) Simplewire’s breach of this Agreement, or (b) a third party claim that the Software or Services infringe a United States patent, copyright or trade secret right of a third party. Customer’s sole remedies for a claim of infringement or misappropriation of any intellectual property shall be Simplewire’s replacement of the offending Software or Services, Simplewire’s obtaining a license for Customer’s continued use of the Software or Services, or Simplewire’s termination of the affected licenses granted hereunder. The indemnification obligations set forth in this Section are contingent upon (a) the indemnified party giving prompt written notice to the indemnifying party of a claim for which the indemnified party is seeking indemnification, (b) the indemnified party allowing the indemnifying party to control the defense and related settlement negotiations for any such claim, and (c) the indemnified party fully assisting and cooperating in the defense so long as the indemnifying party pays the indemnified party’s out-of-pocket expenses. The indemnifying party shall not settle a claim without the written consent of the indemnified party, such consent not to be unreasonably withheld.

13	LIMITATIONS ON LIABILITY

13.1	Limitations on Liability
Customer acknowledges that Simplewire is not a Carrier nor does it maintain any wireless infrastructure. The Services and any other services provided by any Carrier, which are provided by means of the Internet, are provided “as is”, “where is” and “when available”. Simplewire is responsible only for providing data transmission to effect certain routing of Wireless Text Message requests from Customer to the Carrier and is not responsible for the Carrier’s actions and/or ability to effectuate Customer’s requests. Simplewire is therefore not responsible for the availability of any Carrier, or the availability and/or performance of the Internet. Simplewire is also not responsible for any damages or costs Customer suffers or incurs as a result of any instructions given, actions taken or omissions made by Customer. IN NO EVENT WILL SIMPLEWIRE’S LIABILITY ARISING OUT OF THIS AGREEMENT EXCEED THE FEES PAID TO SIMPLEWIRE BY CUSTOMER DURING THE THREE (3) MONTH PERIOD IMMEDIATELY PRECEDING THE EVENT WHICH GAVE RISE TO OPPORTUNITY OR PROFITS, COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT, UNDER ANY CAUSE OF ACTION OR THEORY OF LIABILITY (INCLUDING NEGLIGENCE), AND WHETHER OR NOT SIMPLEWIRE HAS ADVISED CUSTOMER OR ANY THIRD PARTY OF THE POSSIBILITY OF SUCH DAMAGE. THESE LIMITATIONS WILL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. Notwithstanding the above, the limitations set forth above shall be enforceable to the maximum extent allowed by applicable law.

14	TERM AND TERMINATION

14.1	Term
This Agreement will commence on the Effective Date and will continue for a period of one (1) year, unless terminated earlier or suspended according to the provisions of this Agreement. The Agreement will thereafter automatically renew for successive twelve (12) month terms, unless either party gives the other party written notice of its intention not to renew the Agreement at least thirty (30) days prior to the end of the then-current term or renewal term.

14.2	Termination and Suspension
Customer may terminate this Agreement upon no less than thirty (30) days prior written notice to Simplewire. Either party may terminate this Agreement upon any material breach of the terms of this Agreement by such other party, provided that such other party has not cured such material breach within such fifteen (15) day notice period. Simplewire reserves the right to immediately suspend this Agreement if Customer breaches program policies, transmits “spam” transmits improper Content or exceeds throttle rates, as outlined in Section 2.

14.3	Non-Payment
Notwithstanding any other provisions of this Agreement, Simplewire shall have the right to terminate Customer's service and this Agreement without further notice if an invoice for services provided hereunder by Simplewire is not paid in full within thirty (30) days after the date of such invoice, and such invoice remains unpaid for ten (10) days after Customer’s receipt of written notice of such non-payment from Simplewire.

14.4	Insolvency
Either party may immediately terminate the Agreement if the other party (a) becomes or is declared insolvent or bankrupt; (b) is the subject of any proceeding related to its liquidation or insolvency (whether voluntarily or involuntarily) which is not dismissed within ninety (90) Days; (c) makes an assignment for the benefit of creditors; (d) experiences a material adverse change in financial condition which may reasonably be expected to affect its ability to perform; or (e)

fails to comply with a written request for reasonable assurances within ten (10) business days or otherwise repudiates any Agreement.

14.5	Effect of Termination; Retaining Payouts
Upon the expiration or termination of this Agreement for any reason, Customer’s rights to use the Services, and any other rights granted hereunder shall immediately cease; and each party will be released from all obligations and liabilities to the other occurring or arising after the date of such termination, except that any termination of this Agreement will not relieve Simplewire or Customer from any liability arising prior to the termination of this Agreement. Notwithstanding the foregoing, the provisions of Sections 3.6, 9-14, warranty disclaimers, and Customer’s obligations to pay accrued fees through the effective date of termination will survive any termination of this Agreement.

15	NO EXCLUSIVITY/COMPETITION

15.1	No Exclusivity
Each party acknowledges and agrees that the rights granted to and obligations due to the other party in this Agreement are non-exclusive, and that, without limiting the generality of the foregoing, nothing in this Agreement shall be deemed or construed to restrict either party’s ability to develop, manufacture, license, sub-license, distribute, deploy, support, or promote any technology or service whether or not similar to or competitive with either parties’ Services.

16	MISCELLANEOUS TERMS

16.1	Force Majeure (Events Beyond the Parties’ Control)
       Neither party will be liable for any failure or delay in performing any obligation under this Agreement that is due to causes beyond its reasonable control.

16.2	Entire Agreement and Modification

     The terms in this Agreement constitute the entire Agreement between Simplewire and Customer regarding its subject matter and its terms supersede any prior or simultaneous Agreement or terms, whether written or oral. Except as otherwise provided for herein, any waiver, modification, or amendment of any provision of this Agreement will be effective only if in writing, signed, and acknowledged by the parties herein.

16.3	Severability

           In the event that any provision of this Agreement is unenforceable or invalid such unenforceability or invalidity will not render this Agreement unenforceable or invalid as a whole, and in such event, such provision will be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or applicable court decisions.

16.4	Assignability

           Customer may not assign this Agreement without the prior written consent of Simplewire. This Agreement is assignable by Simplewire.

16.5	Non-Solicitation

           Both Parties agree that, during the term of this Agreement and for two (2) years after its termination, they will not directly or indirectly employ or offer employment to any person who was employed by the other Party unless such person shall have ceased to be employed by the respective Party for at least six (6) months.

16.6	Governing Law and Jurisdiction

           This Agreement will be governed by and construed in accordance with the laws of the State of Michigan, U.S.A. without reference to its conflicts of laws principles. Each party consents to the exclusive venue and jurisdiction of the appropriate court (United States District Court for the Eastern District of Michigan or the State of Michigan Courts) for any dispute under this Agreement.

16.7	Export Restrictions

           Customer acknowledges and agrees that it shall not import, export, or re-export directly or indirectly, any commodity, including Customer's products incorporating or using any Simplewire products in violation of the laws and regulations of any applicable jurisdiction.

16.8	Notice

           Except as otherwise provided for in the Agreement, any notice, demand, or request with respect to this Agreement shall be in writing and shall be effective on the date received only if it is sent by a courier service that confirms delivery in writing, or if sent by certified or registered mail, postage prepaid, return receipt requested, addressed, if to Simplewire, Inc., then to “Attention President” at the Simplewire, Inc. headquarters and if to Customer, then to the address provided on the Simplewire Website.

Exhibit A: Service Level Agreement

Simplewire is committed to providing superior network performance and the highest quality of care for our customers under this Commercial Service Agreement. Our goal is to provide a Service Level Agreement that exceeds industry standards.

Simplewire Network Uptime
Simplewire’s SLA guarantees that the Simplewire Network will be available for transmission and reception of SMS messages, delivery receipts, and other meta-data around such messages, 100% of the time in a given month, excluding scheduled maintenance.

If a customer experiences downtime, Simplewire will refund such customer ten (10%) percent of the monthly Access Platform fee for each thirty (30) minute interval of downtime, up to one-hundred (100%) percent of the Customer’s monthly Access Platform fee as defined in the Simplewire Access and Messaging Signup Form.

Simplewire Network uptime consists of correctly delivering messages to the appropriate carrier as listed in the Network Coverage List (available at http://network.simplewire.com), or as defined in the Short Code Program Form, or as otherwise negotiated between Simplewire and Customer, and the correct functioning of all Simplewire Network infrastructure including redundant Internet connectivity, electrical power, routers, switches, hubs, cabling, HVAC, UPSs, server hardware, and Short Messaging Service Center (SMSC) software.

Simplewire Network uptime does not consist of the correct functioning of the SMS worldwide infrastructure beyond Simplewire’s control. Simplewire has no ability to control the correct functioning of the Carrier’s infrastructure or the User’s mobile Device. Uptime does not consist of routing situations, where a delivery path that has functioned correctly for the last 30 days, has been disrupted such that messages cannot be delivered. Uptime does not consist of situations where transmission or reception of data to or from the Simplewire Network is due to a failure of the Customer’s infrastructure including network connectivity, hardware, or software.

Simplewire Network downtime exists when a particular customer is unable to transmit or receive data and Simplewire records such failure in the Simplewire trouble ticket system. Network downtime is measured from the time the trouble ticket is opened by a customer to the time the Simplewire Network is once again able to transmit and receive data.

Refunds
There is a limit on refunds received. The limitation is one hundred (100%) percent of the monthly Access Platform fee in a given month.

Customers requesting a refund should submit an online support ticket at http://www.simplewire.com/support/request/

A request for a refund must be submitted within seven (7) business days of a service interruption.